EXHIBIT 10.34

EMPLOYMENT AGREEMENT

F. Clay Creasey, Jr.

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of February 6, 2011 (the “Execution Date”) by and between Toys “R” Us, Inc. (the “Company”) and F. Clay Creasey, Jr. (the “Executive”).

WHEREAS, the Company previously entered into an employment agreement with Executive on April 5, 2006 (the “Prior Agreement”) and desires to amend and restate the Prior Agreement as set forth herein.

WHEREAS, as of the Execution Date, the Company desires to continue to employ Executive and to enter into an agreement embodying the terms of such employment and Executive desires to accept such employment and enter into such an agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company and designated indirect subsidiaries of the Company (each, a “Subsidiary”), for a period commencing on February 6, 2011 (the “Commencement Date”) and ending on the first anniversary of the Commencement Date (the “Initial Term”), on the terms and subject to the conditions set forth in this Agreement. Following the Initial Term, the term of Executive’s employment hereunder shall automatically be renewed on the terms and conditions hereunder for additional one year periods commencing on each anniversary of the last day of the Initial Term (the Initial Term and any annual extensions of the term of this Agreement, subject to the provisions of Section 7 hereof, together, the “Employment Term”), unless either party gives written notice of non-renewal at least 60 days prior to such anniversary.

2. Position.

a. During the Employment Term, Executive shall serve as the Chief Financial Officer of each of the Company, Toys “R” Us – Delaware, Inc. and any other indirect Subsidiaries that the board of directors of the Company (the “Board”) designates (such entities collectively referred to as the “TRU Group”). In such positions, Executive shall have such duties and authority as determined by the Board and the board of directors of each Subsidiary, as applicable (each, a “Subsidiary Board”) and commensurate with the position of the Chief Financial Officer of a company of similar size and nature to that of the TRU Group. During the Employment Term, the Executive shall report to the Chief Executive Officer of the Company (the “CEO”) and of each Subsidiary, as applicable or such other persons as the Company may determine from time to time.

b. During the Employment Term, Executive will devote Executive’s full business time and reasonable best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere in any material respect with the rendition of such services either directly or indirectly, without the prior written consent of the CEO; provided that nothing herein shall preclude Executive from continuing to serve on any board of directors or trustees, advisory board or government commission which is listed on Exhibit A attached hereto, or, subject to the prior approval of the CEO, from accepting appointment to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $545,000, payable in substantially equal periodic payments in accordance with the Company’s practices for other executive employees, as such practices may be determined from time to time. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board, which shall at least annually review Executive’s rate of base salary to determine if any such increase shall be made. Executive’s annual base salary, as in effect from time to time hereunder, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual bonus award in respect of each fiscal year of the Company (an “Annual Bonus”), in a target amount of up to 100% of Executive’s Base Salary (the “Target Bonus”), payable upon the Company’s achievement of certain performance targets established by the Board or any appropriate committee or delegee thereof and pursuant to the terms of the Company’s incentive plan, as in effect from time to time. Notwithstanding the foregoing, in the event the Company’s performance exceeds such performance targets, Executive shall be eligible to earn an Annual Bonus in an amount in excess of the Target Bonus, as determined by the Board or any appropriate committee or delegee thereof in accordance with the Company’s incentive plan, as in effect from time to time. The Annual Bonus, if any, shall be paid to Executive not later than two and one-half (2 1/2) months after the end of the applicable fiscal year of the Company.

5. Employee Benefits; Perquisites; Business and Relocation Expenses.

a. Employee Benefits. During the Employment Term, Executive and his spouse and dependents, as applicable, shall be entitled to participate in the Company’s welfare benefit plans and retirement plans, including, without limitation, the Company’s 401(k) and supplemental executive retirement plans and medical, dental and life insurance plans, as in effect from time to time (collectively, the “Employee Benefits”), on the same basis as those benefits are or may be made available to the other senior executives of the Company (other than benefits which have been terminated or for which participation has been frozen). The Company shall be permitted to modify such benefits from time to time consistent with any modifications that impact other senior executives of the Company.

b. Perquisites. During the Employment Term, Executive shall be entitled to receive such perquisites as are made available to other senior executives of the Company in accordance with the Company’s policies, as in effect from time to time. Executive shall be entitled to not less than four (4) weeks of paid vacation per year, which vacation shall be taken at such times as are reasonably acceptable to the Company in light of the Company’s operations,

Executive’s performance of his duties, and in accordance with the terms of the Company’s vacation policy, as in effect from time to time, applicable to Executive.

c. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies, as in effect from time to time, applicable to senior executive officers of the Company.

6. Equity. Executive shall continue to participate in the Company’s Amended and Restated 2005 Management Equity Plan and shall participate in the Toys “R” Us, Inc. 2010 Incentive Plan (collectively, the “Incentive Plans”) in accordance with the policies and procedures of the Incentive Plans and any subsequent plans.

7. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days’ advance written notice of any resignation of Executive’s employment without Good Reason (as defined in Section 7(c) below) (other than due to Executive’s death or Disability). Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the TRU Group; provided, however, that nothing contained in this Section 7 shall alter Executive’s or the Company’s rights with respect to the Incentive Plans, which shall continue to govern Executive’s equity holdings following any termination in accordance herewith.

a. By the Company For Cause or By Executive Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (other than due to Executive’s death or Disability); provided that Executive will be required to give the Company at least 60 days’ advance written notice of such resignation.

(ii) For purposes of this Agreement, “Cause” shall mean any of the following, as determined by the CEO: (A) Executive’s willful failure to perform any material portion of his duties; (B) the commission of any fraud, misappropriation or misconduct by Executive that causes demonstrable injury, monetarily or otherwise, to the Company or an affiliate; (C) the conviction of, or pleading guilty or nolo contendere to, a felony involving moral turpitude; (D) an act resulting or intended to result, directly or indirectly, in material gain or personal enrichment to the Executive at the expense of the Company or an affiliate; (E) any material breach of Executive’s fiduciary duties to the Company or an affiliate as an employee or officer; (F) a violation of the Company’s Code of Ethical Standards, Business Practices and Conduct or any other violation of a TRU Group policy; (G) the failure by the Executive to comply, in any material respect, with the provisions of Sections 8 and 9 of this Agreement; or (H) the failure by the Executive to comply with any other undertaking set forth in this Agreement or any other agreement Executive has with the Company or any affiliate or any breach by Executive hereof or thereof if such failure or breach is reasonably likely to result in a material injury to the Company or an affiliate.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

    (A) a lump sum payment of the Base Salary that is earned by Executive but unpaid as of the date of Executive’s termination of employment, paid in accordance with the Company’s payroll practices, but in no event later than thirty (30) days following Executive’s termination of employment;

    (B) a lump sum payment of any Annual Bonus that is earned by Executive but unpaid as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

    (C) reimbursement, within 30 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with the Company policy referenced in Section 5(c) above prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment; and

    (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company upon the Executive’s Disability. For purposes of this Agreement, “Disability” shall mean the determination that the Executive is disabled pursuant to the terms of the Company’s long term disability plan.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

    (A) the Accrued Rights; and

    (B) a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for such year based upon the Company’s actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable to Executive pursuant to Section 4 had Executive’s employment not terminated.

Following Executive’s termination of employment due to Executive’s death or Disability, except as set forth in this Section 7(b)(ii), Executive or his estate, as applicable, shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause or by Executive for Good Reason.

(i) Executive’s employment hereunder may be terminated (A) by the Company without Cause (which shall not include Executive’s termination of employment due to his death or Disability) or (B) by Executive for Good Reason (as defined below).

(ii) For purposes of this Agreement, “Good Reason” shall mean, without the consent of the Executive and other than in connection with a termination of the Executive’s employment by the Company for Cause or due to Executive’s death or Disability, (A) the failure of the Company to pay any undisputed amount due under this Agreement; (B) a substantial reduction in Executive’s targeted compensation level (other than a general reduction in base salary or annual incentive compensation opportunities that affects all members of senior management of the Company proportionally) or (C) notice by the Company pursuant to Section 1 that it is not extending the Employment Term, in each case, that is not cured within 10 days after receipt by the Company of written notice from Executive. Notwithstanding the foregoing, any termination by Executive for Good Reason may only occur if Executive provides a Notice of Termination (as defined in Section 7(d)) for Good Reason within 45 days after Executive learns (or reasonably should have learned) about the occurrence of the event giving rise to the claim of Good Reason. Notwithstanding the foregoing, resignation by Executive shall not be deemed for “Good Reason” if the basis for such Good Reason is cured within a reasonable period of time (determined in light of the cure appropriate to the basis of such Good Reason), but in no event more than thirty (30) business days after the Company receives the Notice of Termination specifying the basis of such Good Reason.

(iii) If Executive’s employment is terminated by the Company without Cause (excluding by reason of Executive’s death or Disability) or by Executive for Good Reason, Executive shall be entitled to receive:

    (A) the Accrued Rights;

    (B) a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for such year based upon the Company’s actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable to Executive pursuant to Section 4 had Executive’s employment not terminated;

    (C) subject to Executive’s continued compliance with the provisions of Sections 8 and 9 and Executive’s execution (and non-revocation) of a release of all claims against the TRU Group in a form substantially similar to the Separation and Release Agreement attached hereto as Exhibit B, an amount equal to two (2) times the sum of (x) the Base Salary at the rate in effect immediately prior to the date of Executive’s termination of employment and (y) the target Annual Bonus, payable in twenty-four (24) equal monthly installments following the Executive’s termination; provided, however, that the aggregate amount described in this subsection (C) shall be in lieu of notice or any other severance amounts to which the Executive may otherwise be entitled and shall be reduced by any amounts owed by Executive to the Company or any affiliate; and provided further, that if Executive’s termination of employment under this Section 7(c) occurs six (6) months prior to or two (2) years after a Change in Control, Executive shall be entitled to receive all of the foregoing payments and benefits as set forth in this Section 7(c)(iii)(C) in a lump sum payment on the thirtieth (30th) day following Executive’s termination of employment (or if the severance installments have already commenced, the remaining balance of severance shall be accelerated). For purposes of this Agreement, “Change in Control” has the meaning ascribed to it in the Toys “R” Us, Inc. 2010 Incentive Plan; and

(D) continuation of medical, dental and life insurance benefits (pursuant to the same benefit plans as in effect for active employees of the Company), with Executive paying a portion of such costs as if Executive’s employment had not terminated, until the earlier to occur of (x) twenty-four (24) months from the date of termination and (y) the date on which Executive commences to be eligible for coverage under substantially comparable medical, dental and life insurance benefit plans from any subsequent employer; provided if such continued coverage is not possible under the general terms and provisions of such plan(s) during such period, the Company shall pay an amount to Executive equal to the Company’s cost of providing such benefits to Executive as if Executive’s employment had not terminated. In order to facilitate such coverage, Executive and his spouse and dependents, as applicable, in accordance with the Company’s policies in effect at the time of Executive’s termination, shall agree to elect continuation coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA Coverage”) and the Company may satisfy its obligations hereunder by paying a portion of the premiums required for such COBRA Coverage.

Following Executive’s termination of employment by the Company without Cause (excluding by reason of Executive’s death or Disability) or by Executive for Good Reason, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death or Disability) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

e. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board and any Subsidiary Boards (and any committees thereof).

8. Non-Competition.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) During the Employment Term and a twenty-four (24) month period commencing on Executive’s termination of employment (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:

(A) engage in any business that directly or indirectly is a “Competitive Business.” For purposes of this subsection (A) a “Competitive Business” means, with respect to the Executive at any time, any Person engaged wholly or in part (directly or through one or more subsidiaries) in the retail sale or distribution (including in stores or via mail order, e-commerce, or similar means) of “Competing Products,” if more than one-third (1/3) of such Person’s gross sales for the twelve (12) month period preceding such time (or with respect to the period after Executive’s termination date, as of such termination date) are generated by engaging in such sale or distribution of Competing Products. Without limiting the foregoing, the term “Competitive Business” shall in any event include Wal-Mart, K-Mart/Sears, Target, Amazon.com, Buy Buy Baby, Mattel, Hasbro, Tesco, Carrefour and any of their respective parents, subsidiaries, affiliates or commonly controlled entities. For purposes of this subsection (A) “Competing Products” means, with respect to the Executive at any time, (1) toys and games, (2) video games, computer software for children, and electronic toys or games, (3) juvenile or baby products, apparel, equipment, furniture, or consumables, (4) wheeled goods for children, and (5) any other product or group of related products that represents more than twenty (20) percent of the gross sales of the Company and its subsidiaries for the twelve (12) month period preceding such time (or with respect to the period after the Executive’s termination date, as of such termination date);

(B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the

Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(E) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as a passive investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market or privately held if Executive (x) is not a controlling Person of, or a member of a group which controls, such Person and (y) does not, directly or indirectly, own 3% or more of any class of securities of such Person who is publicly traded or privately held.

(ii) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit to leave the employment of, or encourage any employee of the Company or its affiliates to leave the employment of, the Company or its affiliates; or

(B) hire any such employee (other than clerical or administrative support personnel) who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to, the termination of Executive’s employment with the Company.

(iii) During the Restricted Period, Executive will not, directly or indirectly, solicit to leave the employment of, or encourage to cease to work with, as applicable, the Company or its affiliates any consultant, supplier or service provider then under contract with the Company or its affiliates.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

c. This Section 8 is intended to supersede the non-competition and non-solicitation provisions contained in Section 12.3 of the Company’s Amended and Restated 2005 Management Equity Plan, as amended and restated.

9. Confidentiality.

a. Executive will not at any time (whether during or after Executive’s employment with the Company), except when required to perform his or her duties to the TRU

Group, (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the TRU Group (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation rates, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company and its subsidiaries and/or any third party that has disclosed or provided any of same to the Company and its subsidiaries on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

b. “Confidential Information” shall not include any information that is (x) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (y) required by law or judicial process to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment; or (z) disclosed in connection with a litigation or arbitration proceeding between the parties.

c. Except as required by law or judicial process, Executive will not disclose to anyone, other than Executive’s immediate family, legal and/or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement, provided they agree to maintain the confidentiality of such terms.

d. Upon termination of Executive’s employment with the TRU Group for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not the Company’s property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates or subsidiaries (whether or not the retention or use thereof would reasonably be expected to result in a demonstrable injury to the Company, its affiliates or subsidiaries), except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

e. Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the TRU Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the TRU Group and its respective officers, directors, partners, employees, agents and representatives from any actual breach of the foregoing covenant. During the Employment Term, Executive shall comply with all relevant written policies and guidelines of the Company and its subsidiaries and affiliates which have been made available or disclosed to him, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company and its subsidiaries and affiliates may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version; provided, however, that Executive shall not be bound by any such amendments unless and until Executive receives notice of such amendments and copies thereof are made available or disclosed to him.

f. The provisions of this Section 9 shall survive the termination of Executive’s employment for any reason.

10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and the Company and its subsidiaries and affiliates would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11. Arbitration. Except as provided in Section 10, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by Executive relating to his employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place in New York, New York. A court of competent jurisdiction may enter judgment upon the arbitrator’s award. Each party shall pay the costs and expenses of arbitration (including fees and disbursements of counsel) incurred by such party in connection with any dispute arising out of or asserting breach of this Agreement.

12. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement and the Incentive Plans contain the entire understanding of the parties with respect to the employment of Executive by the TRU Group. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to Executive’s estate. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate, and shall be assigned to any successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which is required by this Section 12(e) to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.

f. Set Off; Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment, other than amounts loaned or advanced to Executive by the Company or its affiliates, amounts owed by Executive under the Incentive Plans, or otherwise as provided in Section 7(c) hereof. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Toys “R” Us, Inc.

One Geoffrey Way

Wayne, New Jersey 07470

Attention:    General Counsel

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:    Alvin H. Brown, Esq.

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

h. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

i. Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates (including, without limitation, the Prior Agreement); provided, however, that the Incentive Plans shall govern the terms and conditions of Executive’s equity holdings in the Company, except as set forth in Section 8(c) hereof.

j. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to Executive and in respect of such periods of time as shall not unreasonably interfere with Executive’s ability to perform his duties with any subsequent employer; provided, however, that the Company shall pay any reasonable travel, lodging and related expenses that Executive may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses.

k. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

l. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

m. Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the TRU Group Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the TRU Group (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payment of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payment or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board (but subject to the reasonable consent of the Executive), that does not cause such an accelerated or additional tax or result in an additional cost to the Company. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12(m); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto. Notwithstanding anything herein to the contrary, this Section 12(m) shall not apply to any payments or benefits due to Executive under the Incentive Plans.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this amended and restated Agreement as of the day and year first above written.

TOYS “R” US, INC.

By:	/s/ David J. Schwartz

Name:	David J. Schwartz
Title:	Executive Vice President – General
Counsel and Corporate Secretary

EXECUTIVE:

By:	/s/ F. Clay Creasey, Jr.

Name:	F. Clay Creasey, Jr.

EXHIBIT A

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EXHIBIT B

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into as of this      day of          , 20      , between TOYS “R” US, INC. and any successor thereto (collectively, the “Company”) and F. Clay Creasey, Jr. (the “Executive”).

The Executive and the Company agree as follows:

1. The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on                      (the “Termination Date”).

2. In accordance with the Executive’s Employment Agreement, Executive is entitled to receive certain payments and benefits after the Termination Date.

3. In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors and assigns, hereby releases and forever discharges the Company and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive’s employment or termination from employment with the Company and its subsidiaries and affiliates, as applicable, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive’s employment with or resignation or termination from the Company and its subsidiaries and affiliates, as applicable. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least 21 days to decide whether to waive claims under ADEA and seven

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days after the Executive signs the Agreement to revoke that waiver. This release does not release the Company from any obligations due to the Executive under the Executive’s Employment Agreement or under this Agreement, any rights Executive has to indemnification by the Company and any vested rights Executive has under the Company’s employee pension benefit and welfare benefit plans.

Additionally, in consideration of the foregoing, the Company agrees to release and forever discharge the Executive and the Executive’s heirs, executors and assigns from any claims, charges or demands, and/or causes of action whatsoever, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, but not limited to, any claim, matter or action related to the Executive’s employment and/or affiliation with, or termination and separation from the Company and its subsidiaries and affiliates; provided that such release shall not release the Executive from any loan or advance by the Company or its subsidiaries or affiliates, as applicable, a breach of Executive’s fiduciary obligations under New Jersey state law or a breach under Section 8 or 9 of the Executive’s Employment Agreement.

4. This Agreement is not an admission by either the Executive or the Company or its subsidiaries or affiliates of any wrongdoing or liability.

5. The Executive waives any right to reinstatement or future employment with the Company and its subsidiaries and affiliates following the Executive’s separation from the Company and its subsidiaries and affiliates on the Termination Date.

6. The Executive agrees not to engage in any act after execution of the Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company or its subsidiaries or affiliates or their respective officers, directors, stockholders or employees. The Company further agrees that it will engage in no act which is intended, or may reasonably be expected to harm the reputation, business or prospects of the Executive.

7. The Executive shall continue to be bound by Sections 8 and 9 of the Executive’s Employment Agreement.

8. The Executive shall promptly return all Company and subsidiary and affiliate property in the Executive’s possession, including, but not limited to, Company or subsidiary or affiliate keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company or subsidiary or affiliate business.

9. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in the Executive’s Employment Agreement.

10. This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior

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agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

12. It is further understood that for a period of 7 days following the execution of this Agreement in duplicate originals, the Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. No revocation of this Agreement by the Executive shall be effective unless the Company has received within the 7 day revocation period, written notice of any revocation, all monies received by the Executive under this Agreement and the Executive’s Employment Agreement and all originals and copies of this Agreement.

13. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least 21 days to consider this Agreement.

The parties to this Agreement have executed this Agreement as of the day and year first written above.

TOYS “R” US, INC.

By:
Name:
Title:

F. CLAY CREASEY, JR.

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